Exhibit 21.1

SUBSIDIARIES OF NEW HORIZON AIRCRAFT LTD.

Name	Jurisdiction of Formation
New Horizon Aircraft Operations Ltd.	British Columbia
HOVR Technologies Corp.	Delaware